As filed with the Securities and Exchange Commission on March 9, 1999
                                            Registration No. 333-71229
========================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                         ----------------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                   TO
                                FORM S-2
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                         ----------------------


                         THE PANDA PROJECT, INC.
        (Exact name of registrant as specified in its charter)


          Florida                                     65-0323354
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                 Identification Number)


                        951 Broken Sound Parkway
                        Boca Raton, Florida 33487
                            (561) 994-2300
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Melissa F. Crane
                     Acting Chief Financial Officer
                        The Panda Project, Inc.
                       951 Broken Sound Parkway
                      Boca Raton, Florida  33487
                            (561) 994-2300
       (Name, address, including zip code, and telephone number,
             including area code, of agent for service)

                         ----------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

      If the registrant elects to deliver its latest annual report to securityholders, or a complete and legal facsimile thereof, pursuant to item 11(a)(1) of this Form, check the following box.  [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                   CALCULATION OF REGISTRATION FEE
========================================================================
                               Proposed   Proposed
Title of Each                  Maximum    Maximum
Class of           Amount      Offering   Aggregate    Amount of
Securities to      to be       Price Per  Offering     Registration
be Registered      Registered  Share (1)  Price (1)    Fee (1)
------------------------------------------------------------------------
Common Stock,
par value          1,775,000
$.01 per share     shares       $0.531    $942,525     $282.75 (2)
========================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(2) Registration fees were paid with previous filings on Form S-2, Registration No. 333-71229.

                     ----------------------------

                           Explanatory Note

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 amends the prospectus dated February 3, 1999, filed by the Company in connection with the offers and sales of the Common Stock by a certain securityholder on the OTC Electronic Bulletin Board and in the over-the-counter market.

PROSPECTUS                                        File No. 333-71229

                            1,775,000 Shares

                         THE PANDA PROJECT, INC.

                              Common Stock

                         ----------------------

     This prospectus will offer 1,775,000 shares of common stock of The Panda Project, Inc., proposed to be sold from time to time by Joseph A. Sarubbi pursuant to a settlement agreement. The Company does not expect to receive any of the proceeds from the sale of the common stock by the Selling Securityholder.

     The Selling Securityholder may offer his Panda Project common stock through public or private transactions at prevailing market prices.
Panda Project common stock is listed on the OTC Electronic Bulletin Board with the ticker symbol: "PNDA." On March 4, 1999, the closing price of one share of Panda Project common stock on the OTC Electronic Bulletin Board was $0.49.

     The common stock offered under this prospectus represents approximately 9.0% of the total number of shares of Common Stock outstanding on March 4, 1999. The sale of this common stock could have a negative impact on the market price of the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. See "RISK FACTORS - Negative Effect of Future Sales of Stock on Market Prices and Ability to Raise Capital" and "PLAN OF DISTRIBUTION" on pages 6 and 12.

     The common stock offered under this prospectus has not been registered under the blue sky or securities laws of any jurisdiction.
Any broker or dealer should assure the existence of an exemption from registration or ensure such registration in connection with the offer and sale of the common stock.

     The Company will pay all the expenses in connection with this offering, other than selling expenses and counsel fees and expenses incurred by the Selling Securityholder, if applicable. These expenses are estimated to be $12,283.
                         ---------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
                         ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ---------------------

              The date of this prospectus is March 9, 1999.



                          TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Where You Can Find More Information                                1

Incorporation of Certain Documents by Reference                    2

Risk Factors                                                       2

Year 2000 Issues                                                   8

Recent Developments                                                9

Use of Proceeds                                                    9

Settlement                                                         9

Selling Securityholder                                             11

Plan of Distribution                                               11

Description of Capital Stock                                       11

Experts                                                            14


     Unless the context indicates otherwise, the term "Company" and references to "we," "our" and "Panda Project" in this prospectus refer to The Panda Project, Inc.

                WHERE YOU CAN FIND MORE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with this Act, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). The Common Stock of the Company is traded on the OTC Electronic Bulletin Board.

     You may read and copy any document we file with the Commission at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     This prospectus is part of a Registration Statement we filed with the Commission. The prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. Certain items are omitted in accordance with the rules and regulations of the Commission.

     You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the shares of Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     The Company maintains a World Wide Web site at www.pandaproject.com. Information contained in the Company's World Wide Web site shall not be deemed to be part of this prospectus.

     THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, THE COMPANY'S MOST RECENT QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1998 WHICH FORM 10-Q WAS SUBSEQUENTLY AMENDED.


           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows the Company to "incorporate by reference" information in this prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents listed below that the Company has previously filed with the Commission. These documents contain important information about the Company and its finances.



     Company Filings                         Period or Date Filed
     ---------------                         --------------------

Transition Report on Form 10-K        For the transition period from
April 1, 1997 through                 December 31, 1997

Quarterly Reports on Form 10-Q,       Quarter ended September 30, 1998,
as amended                            June 30, 1998 and March 31, 1998

Definitive Proxy Statement on         Filed with the Commission on
Schedule 14A                          April 20, 1998

Current Reports on Form 8-K           Filed January 6, 1999, December 23,
                                     1998 and December 15, 1998

Registration Statement on Form 8-A    Filed May 5, 1994, registering the
                                      Common Stock under Section 12(g) of
                                      the Exchange Act

     The Company also incorporates by reference additional documents that it may file with the Commission. These documents include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other filings.
Later information filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 updates and supersedes this prospectus.

     The Company will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). You can obtain documents incorporated by reference in this Registration Statement by requesting them in writing or by telephone from the Company at the following address:

                          The Panda Project, Inc.
                         951 Broken Sound Parkway
                         Boca Raton, Florida  33487
                    Attention: Chief Financial Officer
                              (561) 994-2300

                               RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

     HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES. We are a development stage company with limited operating revenue. We have incurred losses in each year since our inception in 1992. As of September 30, 1998, we had an accumulated deficit of approximately $74 million. We expect to continue to experience substantial losses for the next few years until the Company is able to generate sufficient revenues to support its operations. We are unable to predict the extent of any future losses or the time required to achieve profitability.

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations since inception and expect to continue to do so for the foreseeable future. We have depended upon proceeds of sales of our securities to fund our operations since our inception. Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of sales and marketing, and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. Additional financing for the Company may not be available when needed on terms favorable to us or it may not be available at all. We may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures without additional funding. These limitations placed on the Company due to our inability to secure additional funding could materially adversely affect the Company's business, financial condition and operating results.

     UNCERTAINTY OF MARKET ACCEPTANCE. The products and technologies currently being sold or developed by the Company utilize newly developed designs. We believe that our existing and proposed technology and products represent significant advancements in semiconductor packaging technology. Demand for the Company's existing and proposed products, however, is subject to a high degree of uncertainty. Such high degrees of uncertainty are typical in the case of newly developed products. Achieving marketing acceptance for the Company's technology and existing and proposed products will require substantial marketing efforts and expenditure of significant funds to educate potential purchasers as to the distinctive characteristics and anticipated benefits of the Company's proposed products and technologies. Potential purchasers may be inhibited from doing business with the Company due to their commitment to their existing products. In addition, many potential purchasers may be reluctant to use the Company's products and technologies until a sufficient number of other potential purchasers have already committed to do so. We have hired sales and marketing personnel for its VSPA semiconductor package and Compass Connector. The Company's marketing efforts may not be successful. If we are unable to market our products successfully, our business, financial condition and operating results will be materially adversely affected.


     UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT; TECHNOLOGICAL FACTORS; DEPENDENCE ON THIRD-PARTY PRODUCT DESIGN CHANGES. The Company's success will depend in part upon its products and technology meeting acceptable cost and performance criteria, and upon timely introduction of our products and technology into the marketplace. There can be no assurance (1) that the Company's products and technology will satisfactorily perform the functions for which they are designed, (2) that they will meet applicable price or performance objectives or (3) that unanticipated technical or other problems will not occur which would result in increased costs or material delays in their development or commercialization. In addition, technology as complex as that which will be incorporated into the Company's proposed products may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay the Company's plans and cause us to incur additional costs which would have a material adverse effect on the Company.

     COMPETITION. The Company operates in markets that are subject to intense competitive pressures that could affect prices or demand for the Company's products and services. The effect of competition on prices and demand may result in reduced profit margins and/or loss of market opportunity. Certain competitors of the Company dominate their industries and have the financial resources to enable them to withstand substantial price competition or downturns in the market for semiconductor packages, related technologies and/or computers. The Company faces the possibility (1) that we will not be able to compete successfully, (2) that our competitors or future competitors will develop technologies or products that render the Company's products and technology obsolete or less marketable or (3) that we will not be able to successfully enhance our products or technology or adapt them satisfactorily.

     DEPENDENCE ON MANUFACTURERS AND SUPPLIERS; LACK OF MANUFACTURING EXPERIENCE AND CAPABILITY. The Company has developed the ability to manufacture the VSPA semiconductor package. We have also made arrangements with third-party manufacturers to produce certain versions of the VSPA semiconductor package. Despite these existing production arrangements, the Company may not be able to produce sufficient quantities of VSPA to meet demand. Any inability to meet the demand for our products would have a material adverse effect on the Company's business, financial conditions and operating results.

     The Company has an arrangement with LG Cable & Machinery Ltd. to supply the Compass V Connector. The Company anticipates that it will be able to obtain Compass V Connectors from LG Cable & Machinery Ltd. under this arrangement. If the supply of such component is not delivered in quantities sufficient to meet the customer demand, our business, financial condition and operating results will be materially adversely affected.

     DEPENDENCE ON KEY PERSONNEL. Because of the specialized technical nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. The competition for qualified personnel in the technology field is intense. We may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would be detrimental to our research and development programs and to our business. The Company may not be able to continue to hire additional qualified personnel or retain such necessary personnel. The failure to attract and retain the necessary personnel could materially adversely affect our business, financial condition and operating results. We maintain "key man" life insurance on Mr. Crane's life in the amount of $2,000,000.

     INTELLECTUAL PROPERTY. Trademarks, patents, copyrights, trade secrets and other intellectual property are critical to our success, and we rely on trademark, trade secret protection and confidentiality and/or license agreements with our employees, clients, partners and others to protect our proprietary rights. We seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or copyrights or are effectively maintained as trade secrets. As of March 4, 1999, the Company had obtained 18 United States patents and an aggregate of 39 foreign patents pending. We currently have a total of 15 patent applications pending in the United States and 31 foreign patent applications. Pending patent applications may not result in patents being issued. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, we cannot predict their validity and enforceability with certainty. Even if issued, our patent applications may be challenged, invalidated, held unenforceable or circumvented. Further, rights granted under future patents may not provide proprietary protection or competitive advantages to us against competitors with similar technology. Others may independently develop similar technologies or duplicate technologies developed by us. Effective trademark and trade secret protection may not be available in every country in which our products and services are made available online.
The steps we have taken to protect our proprietary rights may not be adequate, and third parties may infringe upon or misappropriate our trade secrets, trademarks, trade dress and similar proprietary rights. Others may independently develop substantially equivalent intellectual property. Any significant failure to protect our intellectual property in a meaningful manner could materially adversely affect our business, financial condition and operating results. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could materially adversely affect our business, financial condition and operating results.

     DEPENDENCE ON THE CRANE-PANDA LICENSING AGREEMENT; POTENTIAL CONFLICTS OF INTEREST. Under a license agreement entered into in January 1996 between the Company and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted the Company the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of the Company's Computer Systems and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and the Company relating to the Compass Connector. Under the Crane-Panda License, the Company is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Computer Systems or other computer system or assembly. The Company may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Computer Systems or other computer system or assembly. No sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License have occurred to date. The Crane-Panda License obligates the Company to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that the Company becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. The Company is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would materially adversely affect the Company's business, financial condition and operating results. The actions of the Company with respect to the Crane-Panda License must be authorized by a majority of the Company's independent directors, and the Company and Mr. Crane would be represented by separate counsel in the event of a dispute concerning the Crane-Panda License. Despite these procedural safeguards, a conflict of interest may arise with respect to the Crane-Panda License and such conflict may not be resolved in a manner favorable to the Company. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. In certain circumstances, the 3M License provides for the payment of a royalty to Mr. Crane. As of the date of this prospectus, Mr. Crane had received no such payments.

     LITIGATION. On October 16, 1998, a complaint was filed against the Company in the United States District Court for the Southern District of New York by Promethean Investment Group, L.L.C. The complaint alleges breach of contract by the Company for failing to proceed with a financing transaction and seeks damages in an unspecified amount in excess of $270,000 or a declaration that the Company is required to proceed with the financing transaction. The outcome is both immeasurable and undeterminable. We may not be successful in defending this litigation. Even if the Company is successful in defending itself in such litigation, the diversion of critical resources involved in defending and settling these actions could have a substantial material adverse effect on the Company.

     On December 11, 1998, the Company and Joseph A. Sarubbi ("Sarubbi") entered into a settlement agreement (the "Settlement Agreement") relating to litigation in which Sarubbi has obtained a judgment against the Company in the amount of $1,227,041. Under the Settlement Agreement, the Company has agreed to pay Sarubbi total consideration worth $1,000,000 of which $240,000 has been paid in cash and the remainder is to be satisfied upon the sale of Panda Project shares which have been delivered to Sarubbi by the Company. The Company will register those shares for Sarubbi pursuant to the Registration Statement of which this prospectus is a part. The parties have agreed to petition the Florida Court of Appeals for the Fourth District to dismiss the litigation within five business days after the Company's obligations in the Settlement Agreement have been completed. If such obligations are not completed, the judgment will remain in effect. This settlement amount will be recorded as a charge against Company earnings for the quarter ended December 31, 1998.

     DELISTING FROM NASDAQ NATIONAL MARKET; "PENNY STOCK" REGULATIONS. The Company was delisted from the Nasdaq National Market, effective December 16, 1998, due to its inability to sustain compliance with the Net Tangible Asset requirement of $4 million and because the Company was not currently in compliance with the minimum bid price of $1.00 per share. On December 17, 1998, the Company began trading on the NASD OTC Electronic Bulletin Board system or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of the Company's securities or to obtain accurate quotations as to the price of, such securities. In addition, delisting may affect our ability to issue additional securities or to secure additional financing.

     The Company's delisting on the Nasdaq National Market will cause trading in the Common Stock to be subject to additional rules under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. A 'penny stock' is defined to include any over-the-counter equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock market, subject to certain exemptions. In addition, such regulations impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     NEGATIVE EFFECT OF FUTURE SALES OF STOCK ON MARKET PRICE AND ABILITY TO RAISE CAPITAL. Future sales of substantial amounts of Common Stock in the public market after this offering or the perception that such sales could occur could materially adversely affect the market price on the Common Stock and our future ability to raise capital through the sale of equity securities. Virtually all of the outstanding Common Stock, including the Common Stock offered hereby, are freely tradeable in the public markets without restriction, subject in some cases to the volume limitations imposed by Rule 144 under the Securities Act. The Common Stock offered hereby represent approximately 9.0% of the total number of shares of Common Stock outstanding at March 4, 1999. See "PLAN OF DISTRIBUTION."

     RISK OF INTERNATIONAL SALES. Conducting business outside of the United States is subject to certain risks, including:

      -    changes in regulatory requirements and tariffs;

      -    reduced protection of intellectual property rights;

      -    difficulties in distribution;

      -    the burden of complying with a variety of foreign laws; and

      - political or economic constraints on international trade or instability.

     In addition, all of our international sales are currently priced in U.S. dollars, but future sales or licensing of our products or technologies outside the United States may be subject to the risks associated with fluctuations in currency exchange rates.

     POTENTIAL FOR DILUTION; REGISTRATION RIGHTS; OUTSTANDING OPTIONS AND WARRANTS. As of March 4, 1999, the Company had issued 3,419,752 shares of Common Stock upon conversion of 237 shares of the Series A-3 Convertible Preferred Stock ("Series A Preferred"); 363 shares of Series A Preferred remain outstanding. In the event certain conditions are met, the Company has the right to issue an additional 400 shares of Series A Preferred. Shares of Series A Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted ($10,000 per share) plus any accrued dividends are divided by a conversion price based on the lesser of a fixed conversion price or a floating conversion price based on the market price of the Common Stock. The number of shares issuable upon conversion of Series A Preferred could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could experience substantial dilution upon conversion of the Series A Preferred. In addition, an increase in the amount of Common Stock in the public market as a result of such conversion could reduce the market price of the Common Stock. Additionally, the terms of the Series A Preferred provide that, upon the occurrence of certain "Triggering Events," including suspension of sales under the Registration Statement, failure of the Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the Nasdaq National Market or the Nasdaq SmallCap Market, or failure of the Company to convert shares of Series A Preferred as required, the Company shall pay the holders $100,000 on the first day of each month until the Triggering Events have been remedied. Certain Triggering Events have occurred and had not been remedied as of the date hereof.

     In connection with a private placement completed on August 14, 1998, the Company agreed to register for sale 2,346,626 shares of Common Stock and 2,346,626 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants. The Company's failure to register such Common Stock within 90 days of such sale could subject the Company to penalty payments to these investors. As of March 4, 1999, the registration statement relating to these shares of Common Stock had not been declared effective and the Company could be subject to such payments. The Company also agreed that in the event of decreases in the average closing bid price of the Common Stock for the 20 trading days immediately preceding the six-month and/or one-year anniversaries of the closing of the private placement, the Company would, with shareholder approval, issue to investors in the private placement a number of Fill-Up Shares. These Fill-Up Shares would in effect cause the investors to have acquired the number of shares of Common Stock which they would have purchased had the purchase price paid by investors in the private placement as of the closing date been the same as the twenty-day average closing bid price of the Common Stock as of such anniversary dates. The number of Fill-Up Shares to be issued could be substantial if the market price of the Common Stock decreases significantly. Such an increase in the amount of Common Stock in the public market could reduce the market price of the Common Stock and possibly result in a change in control of the Company. As of March 4, 1999, no Fill-Up Shares had been issued. If Fill-Up Shares had been issued, the number of Fill-Up Shares which the Company would have been required to issue on March 4, 1999, totaled 11,049,762. In the event (i) the Common Stock is delisted or suspended from trading on Nasdaq, (ii) the Fill-Up Shares and shares issuable upon exercise of the Private Placement Warrants are not issuable or are not listed with Nasdaq, or (iii) if the Company fails to issue Fill-Up Shares as required, then the Company shall pay to the initial investors $100,000 for each full 30-day period that the condition continues. As of March 4, 1999, no such required payments had been made. See "DESCRIPTION OF CAPITAL STOCK - Private Placement."

     On December 15, 1998, the Company reduced the exercise price of certain common stock purchase warrants if the warrantholders accelerate the expiration date of their warrants from July 11, 2001 to January 5, 1999. The exercise price was reduced from $11.00 to $0.75. Prior to January 5, 1999, warrants representing 553,333 shares were exercised at this reduced price, and the Company received net proceeds of $414,999.75 upon such exercise.

     The Company has reserved 7,366,738 shares of Common Stock, including 150,000 shares subject to warrants issued in connection with the sale of the Series A Preferred, 2,346,626 shares subject to the Private Placement Warrants and 2,850,000 shares subject to the Helix Warrants, for issuance upon the exercise of warrants. In the event the 400 additional shares of Series A Preferred described above are issued, the Company would be required to issue Warrants to purchase an additional 100,000 shares of Common Stock. In addition, the Company has reserved 745,100 shares of Common Stock for issuance to employees, officers, directors and consultants under its 1995 Employee Stock Incentive Plan, 1993 Performance Incentive Plan and Non-Employee Director Stock Option Plan. The price which the Company may receive for the Common Stock issuable upon exercise of such warrants and options will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such warrants and options, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. The exercise of all of the previously mentioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. If a significant number of these securities is exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock.

     OUTSTANDING INDEBTEDNESS. The Company has outstanding loans from Helix (PEI) Inc. ("Helix") in the aggregate principal amount of $2,000,000. The loans bear interest at an annual rate equal to the prime rate of interest payable by the Royal Bank of Canada plus 2%, are secured by the Company's intellectual property and were due and payable on February 15, 1999. As of March 4, 1999 this principal amount due Helix has not been repaid. The inability of the Company to repay the Helix loans when due may have a material adverse effect on the Company, including possible loss of rights to its intellectual property through foreclosure, and could cause the Company to be unable to implement its business strategy or force the Company to otherwise significantly curtail or cease its operations. In connection with the Helix loans, the Company has issued to Helix warrants to purchase an aggregate of 2,850,000 shares of Common Stock at exercise prices ranging from $1.63 to $2.125 per share (collectively, the "Helix Warrants"). The Helix Warrants have expiration dates ranging from December 19, 1999 to August 7, 2000. These warrants have been valued at an aggregate of approximately $4,324,000. A total of $4,324,000 has been charged to amortization expense for these warrants through February 15, 1999. This accounting treatment has no impact on the Company's cash balance. Helix and its affiliates currently hold approximately 2.3% of the Company's outstanding Common Stock (not including shares issuable upon exercise of warrants).

     ANTI-TAKEOVER STATUTES. Certain provisions of our Amended and Restated Articles of Incorporation and Florida law could make a merger, tender offer or proxy context involving the Company more difficult, even if such events could be beneficial to the interests of the shareholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the common stock. See "DESCRIPTION OF CAPITAL STOCK - Florida Law and Certain Anti-takeover Charter Provisions."

     POSSIBLE LACK OF RESOURCES OF SELLING SECURITYHOLDER. The Selling Securityholder may be deemed to be an Underwriter pursuant to the Securities Act. As Underwriters, they may become liable to the purchasers of the Common Stock offered under this prospectus pursuant to the terms of the Securities Act if certain provisions of the Securities Act are not complied with by them. The Selling Securityholder may not have the financial resources to discharge any such liability.

     GENERAL. Because of factors discussed above and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the Company's financial condition may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the semiconductor packaging and computer industries, changes in earnings estimates and recommendations by analysts and other events.

                         YEAR 2000 ISSUES

     Like many other companies, Year 2000 computer issues create certain risks for us. If our financial, operational and information systems do not correctly recognize the process date information beyond the year 1999, it could have a significant adverse impact on the Company's ability to process information, which could create significant potential liability for the Company. To address potential Year 2000 issues with its internal systems, we have evaluated these systems. The initial assessment indicated that certain internal systems should be upgraded or replaced as part of a solution to the Year 2000 problem. The costs incurred to date related to these programs have not been material. The estimated cost to be incurred by us in the future is not expected to exceed $20,000. These estimates do not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. These estimates are based on our current assessment of the projects and may change as the project progresses.

     We are also working with key suppliers of products and services to monitor their progress toward Year 2000 compliance. The failure of a major supplier to become Year 2000 Compliant on a timely basis could materially adversely affect our business, financial condition and operating results.

     We have begun internal discussions concerning contingency, planning to address potential problem areas with internal systems and with suppliers and other third parties. We expect assessment, remediation and contingency planning activities to continue throughout the year 1999 with the goal of resolving all material internal and external systems and third-party issues. While the Company has not completed its detail plans with regards to this uncertainty, our management believes, based on discussions with vendors of its major business applications and Year 2000 Compliance certificates received from the related software developers, that the financial impact of making the required systems changes, if any, will not be material to the Company s financial position, results of operations or cash flows.

     We deem "Year 2000 Compliant" to mean software that can individually, and in combination with all other systems, products or processes with which the software is designed to interface, continue to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to such software.
Year 2000 Compliance includes being able to, before, on and after January 1, 2000, substantially conform to the following:

      - use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;

      - respond to all date elements and ate input to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and

      - provide date information in ways which are unambiguous as to century.

     This may be achieved by permitting or requiring the century to be specified or where the date element is represented without a century, the correct century in unambiguous for all manipulations involving that element.

                        RECENT DEVELOPMENTS

     The Company engaged Grant Thornton LLP as the Company's independent accountants to audit the Company's financial statements. This engagement became effective as of January 4, 1999.

     The Common Stock was delisted from the Nasdaq National Market effective December 16, 1998. The Nasdaq Qualification Panel believed that the Company would not be able to sustain compliance with the Net Tangible Asset requirement of $4 million, and the Company was currently not in compliance with the minimum bid price of $1.00 per share. On December 17, 1998, the Common Stock began trading on the NASD OTC Electronic Bulletin Board system under the symbol PNDA.

     On December 11, 1998, the Company and Sarubbi entered into the Settlement Agreement relating to litigation in which Sarubbi has obtained a judgment against the Company in the amount of $1,227,041. Under the Settlement Agreement, the Company has agreed to pay Sarubbi total consideration worth $1,000,000 of which $240,000 has been paid in cash and the remainder is to be satisfied upon the sale of shares of Common Stock which have been delivered to Sarubbi by the Company. The Company will register those shares for Sarubbi pursuant to the Registration Statement of which this prospectus is a part. The parties have agreed to petition the Florida Court of Appeals for the Fourth District to dismiss the litigation within five business days after the Company's obligations in the Settlement Agreement have been completed. If such obligations are not completed, the judgment will remain in effect.

     On November 18, 1998, James T. A. Wooder resigned as a director of the Company.

     On November 2, 1998, Company entered into a letter of intent for the sale of its systems business. The letter of intent contemplated that the documents and sale would be completed in 120 days. This now seems unlikely to happen in the original time frame; however, management does believe that it will occur in the future. As a result of the pending sale and a shift to solely concentrate on the technology business, the Company curtailed production and sale of systems. It is believed that the associated inventory as currently valued is diminishing with the passage of time, whereby the recoverable costs will only hold constant in a sale of the business unit as a whole. The Company is currently evaluating the technological marketplace for the systems inventory and believes that a valuation adjustment may be appropriate.

     The Company has recently received firm purchase commitments for orders of its VSPA semiconductor package from National Semiconductor Corporation and Honeywell s Solid State Electronics Center in addition to previous firm purchase commitments from Veridicom, EG&G, SEEQ Technologies Incorporated, Motorola, Kaiser Aerospace & Electronics, Tamarack Microelectronics Inc., Lucent Technologies and Saab Dynamics. The Company anticipates that these purchase commitments will result in increased revenues, although there can be no assurance that such anticipated revenues will materialize.

                             USE OF PROCEEDS

     The Company does not expect to receive any proceeds from the sale of shares of Common Stock by the Selling Securityholder.

                               SETTLEMENT

     Under the Settlement Agreement, the Company has agreed to pay Sarubbi total consideration of $1,000,000 of which $240,000 has been paid in cash and the remaining $760,000 (the "Outstanding Obligation") is to be satisfied upon the sale of shares of Common Stock which have been delivered to Sarubbi by the Company.

     The Company has issued 1,775,000 shares of its Common Stock to Sarubbi pursuant to the Settlement Agreement. The shares of Common Stock issued to Sarubbi are restricted securities within the meaning of the Securities Act and cannot be offered for sale without an effective registration statement covering such offer and sale or pursuant to an applicable exemption from the registration requirements of the Securities Act. Pursuant to the terms of the Settlement Agreement, the Company filed the Registration Statement (of which this prospectus is a part) and will use its best efforts to keep the Registration Statement effective until all of the Common Stock is disposed or by Sarubbi. Expenses of this offering, estimated at $12,283, will be paid by the Company.

     The number of shares of Common Stock that may be sold by Sarubbi are subject to a limitation of 25,000 shares per business day. All trades will be made through a registered broker. All sums received by Sarubbi as a result of his sale of Common Stock, reduced by any transaction cost such as broker's fees and commissions incurred by Sarubbi in the course of such sales, will reduce the aggregate amount of the Outstanding Obligation on a dollar-for-dollar basis. Upon satisfaction of the Outstanding Obligation, any remaining shares of Common Stock held by Sarubbi will be returned to the Company. If the Outstanding Obligation has not been satisfied upon sale of the Common Stock, the Company will repay the Outstanding Obligation within 10 days.

                         SELLING SECURITYHOLDER

     All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Securityholder named below. The Company will receive none of the proceeds from the sale of shares offered hereby. The Selling Securityholder is a former director of the Company.

     The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Securityholder as of March 4, 1999 and the number of such shares included for sale in this prospectus, assuming the sale of all Shares being offered by this prospectus. The shares offered hereby consist of 1,775,000 shares of Common Stock acquired by Sarubbi pursuant to a settlement agreement.

   Selling           Shares Owned        Shares        Shares Owned
Securityholder     Prior to Offering  Offered Hereby  After Offering
-------------      -----------------  --------------  --------------
Joseph A. Sarubbi       1,775,000       1,775,000           0

                      PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Securityholder for its own account. The Settlement Agreement between Sarubbi and the Company prohibits the resale of more than 25,000 shares of the Common Stock on any business day. The Company will not receive any proceeds form the sale of the Common Stock pursuant to this prospectus. The Company has agreed to pay the expenses of registration of the Common Stock, including the Company's legal and accounting fees and counsel fees and expenses incurred by the Selling Securityholder.

     The Selling Securityholder may offer and sell the Common Stock from time to time in transactions on the OTC Electronic Bulletin Board or in brokerage transactions at prevailing market prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of Common Stock for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Securityholder.

     The Selling Securityholder and any brokers or dealers acting in connection with the sale of the Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Common Stock as principals may be deemed underwriting compensation under the Securities Act.

                    DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

COMMON STOCK

     As of March 3, 1999, there were 19,827,985 shares of Common Stock outstanding and held of record by 274 shareholders. The holders of Common Stock are entitled to one vote for each share held. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive all assets of the Company available for distribution to shareholders, subject to any preferential rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering, will be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights and conversion rights, without any further vote or action by shareholders. The issuance of Preferred Stock could adversely effect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Board of Directors of the Company has designated 1,000 shares of the Preferred Stock as Series A-3 Convertible Preferred Stock ("Series A Preferred") with the rights, preferences, privileges and terms set forth in the Company's Sixth Articles of Amendment of Amended and Restated Articles of Incorporation ("Articles of Amendment"). The Company has issued 600 shares of Series A Preferred for an aggregate purchase price of $6,000,000. In the event certain conditions are met, the Company has the right to cause the issuance of 400 additional shares of Series A Preferred.

     Holders of Series A Preferred are entitled to receive a dividend of 5% per annum of the purchase price of such shares, payable quarterly, at the option of the Company either in cash or as an accrual to the purchase price utilized in computing the number of shares of Series A Preferred issuable on conversion. So long as any Series A Preferred is outstanding, no dividends may be paid nor shall any distribution be made, on Common Stock or other shares junior in rank to the Series A Preferred ("Junior Shares") unless all dividends for all past quarterly dividend periods have been paid or declared and a sum of cash or amount of shares sufficient for the payment thereof set apart.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred are entitled to receive in cash from the assets of the Company, before any amount shall be paid to holders of Junior Shares, an amount per share of Series A Preferred equal to the sum of (i) the purchase price for such share and (ii) any accrued but unpaid dividends thereon. If the amounts available for distribution are insufficient to pay the full amount due to holders of Series A Preferred, and shares of other classes or series of preferred stock of the Company that are of equal rank to the Series A Preferred then each holder of Series A Preferred and such other shares shall receive a percentage of the amounts available for distribution ratably in proportion to the respective amounts of such assets to which they otherwise would be entitled.

     Holders of Series A Preferred shall have no voting rights except as required by law or as specified in the Articles of Amendment. Pursuant to the Articles of Amendment, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred is required for (i) any amendment to the Company's Articles of Incorporation which would alter the rights and preferences of the Series A Preferred or otherwise impair the rights of the holders of Series A Preferred relative to the holders of the Common Stock or the holders of any other class of capital stock, or (ii) any issuance of more than the 1,000 shares of Series A Preferred. In addition, without the prior written approval of the holders of 66 2/3% of the Series A Preferred shares, the Company shall not (1) consolidate or merge with another corporation or other entity or person, whereby the shareholders of the Company own in the aggregate less than 50% of the ultimate parent or surviving entity,
(2)transfer all or substantially all of the Company's assets to another corporation or other entity or person, or (3) fix a record date for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of common stock).

     Shares of Series A Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted plus accrued dividends are divided by a conversion price defined as the lower of (i) $3.50, subject to adjustment in the event of certain dilutive issuances of securities by the Company or for stock splits or similar events (the "Fixed Conversion Price"), or (ii) a percentage of the average closing bid price of the Common Stock for the five days immediately preceding conversion equal to 92%, if conversion occurs during the period beginning 120 days and ending 180 days after issuance of the Series A Preferred, or 90%, if conversion occurs after 180 days from issuance of the Series A Preferred. The conversion of Series A Preferred into shares of Common Stock may not occur during the period prior to 120 days after issuance except at the Fixed Conversion Price. All outstanding Series A Preferred will automatically convert into Common Stock, at the then applicable conversion price, on the fifth anniversary of issuance. In addition, the Company has the right to require that all unconverted shares of Series A Preferred be converted to Common Stock at any time if the closing bid price of the Common Stock is equal to $12.00 per share for a period of 20 consecutive trading days.

     The terms of the Series A Preferred provide that, upon the occurrence of certain "Triggering Events," including suspension of sales under the Registration Statement, failure of the Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the Nasdaq National Market or the Nasdaq SmallCap Market, or failure of the Company to convert shares of Series A Preferred as required, the Company shall pay the holders $100,000 on the first day of each month until the Triggering Events have been remedied. Certain Triggering Events have occurred and have not been remedied as of the date hereof.

PRIVATE PLACEMENT

     On August 14, 1998, the Company completed an agreement for the sale of 2,346,626 shares of its Common Stock and 2,346,626 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants in a private placement to accredited investors with gross proceeds of approximately $3.8 million of which all but $200,000 has been funded as of the date hereof (the "Private Placement"). Expenses of the Private Placement were approximately $230,000. In addition to the shares of Common Stock purchased by each investor in the Private Placement, such investor received a warrant (the "Private Placement Warrants") to purchase an equal number of shares of Common Stock, subject to adjustment for stock splits and similar events, at an exercise price of $2.55 per share. Upon exercise of the Private Placement Warrants, an investor may elect to receive a reduced number of shares of Common Stock in lieu of tendering the warrant exercise price in cash. The Private Placement Warrants have a term of five years expiring August 13, 2003. Issuance of shares of Common Stock pursuant to exercise of the Private Placement Warrants requires the approval of the Company's shareholders.

     Under the terms of the Securities Purchase Agreement relating to the Private Placement, if on either the six-month or the one-year anniversary of the date of closing of the Private Placement (each an "Anniversary Date"), the average closing bid price of the Common Stock for the 20 trading day period ending on the trading day immediately prior to the applicable Anniversary Date is less than the closing price ($2.0375) or the prior Anniversary Price in the event the six-month Anniversary Price is less than the closing price, respectively, the Company is required to issue a number of shares of Common Stock within ten days after the Anniversary Date, equal to the product of (i) (x) the difference between the closing price (or if the measurement date is the one-year Anniversary Date, the six-month Anniversary Price if the six-month Anniversary Price is less than the closing price) and the applicable Anniversary Price, multiplied by .85, multiplied by (y) the number of shares of Common Stock purchased by the investors in the Private Placement and not sold or assigned to non-affiliated third parties, divided by (ii)(x) the applicable Anniversary Price multiplied by (y) .85. The shares issuable pursuant to this formula are referred to in this Registration Statement as the "Fill-Up Shares." Issuance of the Fill-up Shares pursuant to these provisions requires the approval of the Company's shareholders.

     The Company has agreed to seek the necessary shareholder approval prior to issuance of shares of Fill-Up Shares and common stock issuable upon exercise of the Private Placement Warrants. As of March 4, 1999, no Fill-Up Shares have been issued. If Fill-Up Shares had been issued, the number of Fill-Up Shares which the Comapny would have been required to issue on March 4, 1999, totaled 11,049,762.

     In the event (i) the Common Stock is delisted or suspended from trading on Nasdaq, (ii) the Fill-Up Shares and shares issuable upon exercise of the Private Placement Warrants are not issuable or are not listed with Nasdaq, or (iii) if the Company fails to issue Fill-Up Shares as required, then the Company shall pay to the initial investors $100,000 for each full 30-day period that the condition continues. As of March 4, 1999, no such required payments had been made.

     The Company has agreed to file a registration statement with the Commission to effect the registration for resale of the Common Stock issued in the Private Placement and the and pursuant to the Fill-Up provisions. If the registration statement is not declared effective by the Commission within 90 days after the closing of the Private Placement, the Company may be liable to investors for penalty payments for each month that such registration statement has not been declared effective. As of March 4, 1999, the registration statement relating to these shares of Common Stock had not been declared effective and the Company could be subject to such penalty payments. The Company shall pay to the holders of the common stock an amount ranging from 1% to 3% of the purchase price paid for the common shares issued multiplied by: (i) the number of months (prorated for partial months) after the end of such 90-day period and prior to the date the Registration Statement is declared effective by the Commission exclusive of certain delays which are attributable to the holders, (ii) exclusive of Allowed Delays (as defined), the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective and (iii) exclusive of Allowed Delays the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the Nasdaq, NYSE or AMEX or that trading thereon is halted after the Registration Statement has been declared effective.

FLORIDA LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

     Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

     The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action of the shareholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company, including shares of Series A Preferred which are currently outstanding or may be issued in the future. In addition, without the prior written approval of the holders of 66 2/3% of the Series A Preferred shares, the Company shall not (1) consolidate or merge with another corporation or other entity or person, whereby the shareholders of the Company own in the aggregate less than 50% of the ultimate parent or surviving entity, (2) transfer all or substantially all of the Company's assets to another corporation or other entity or person, or (3) fix a record date for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of common stock). The Company's Amended and Restated Articles of Incorporation also provide for staggered terms for the members of the Board of Directors. Certain provisions of the Company's By-laws, the issuance of Preferred Stock, certain provisions of the Company's Amended and Restated Articles Incorporation, and the staggered Board of Directors could have a depressive effect on the Company's stock price or discourage a hostile bid in which shareholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for the Company.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed as the transfer agent and the registrar for the Company's Common Stock.

                               EXPERTS

     The financial statements incorporated in this prospectus by reference to the Transition Report on Form 10-K of The Panda Project, Inc. for the transition period ended December 31, 1997 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All these expenses will be paid by the Company.

     Nature of Expense
     -----------------

     SEC registration fee                       $       283
     Legal and accounting fees and expenses     $    10,500 *

     Miscellaneous                              $     1,500
                                                ===========
                           TOTAL                $    12,838 *
Estimated

Item 15. Indemnification of Directors and Officers. Florida Business Corporation Act.

     Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action of proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person who is or was a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850(2) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850 of the FBCA further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided pursuant to Section 607.0850 is not exclusive; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification of advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:
(a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Articles of Incorporation of the Registrant

     The Articles of Incorporation of the Registrant (the "Articles") provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Registrant will indemnify any person who is or was a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serves or served any other enterprise at the request of the Registrant. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     In addition, the Articles provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director s fiduciary duty. However, the Articles do not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation under Section 607.0834 of the FBCA (which imposes liability upon directors for unlawful distributions); (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles.

Indemnification

     The Registrant has entered into or intends to enter into Indemnification Agreements with its directors (collectively, the
 Agreements ) which provide that each director is entitled to indemnification to the fullest extent permitted by applicable law. Such indemnification will cover all expenses, liabilities, judgments (including punitive and exemplary damages), penalties, fines (including excise taxes relating to employee benefit plans and civil penalties) and amounts paid in settlement which are incurred or imposed upon the director if the director is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative (including actions by or in the right of the Registrant and any preliminary inquiry or claim by any person or authority), by reason of the fact that the director is or was a director, officer, employee or agent of the Registrant or is or was serving at the Registrant s request as a director, officer, employee or agent of another corporation (including a subsidiary), partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof (collectively, the Covered Matters ). Pursuant to the Agreements, the directors are presumed to be entitled to indemnification irrespective of whether the Covered Matter involves allegations of intentional misconduct, alleged violations of Section 16(b) of the Exchange Act, alleged violations of Section 10(b) of the Exchange Act (including Rule 10b-5 thereunder), breach of the director's fiduciary duties (including duties of loyalty or care) or any other claim.

     In addition to the foregoing, the Company maintains a director and officer liability insurance policy insuring directors and officers of the Registrant against certain liabilities.

Item 16.          Exhibits.

     Exhibit          Description of Exhibit
     -------          ----------------------

     3.1 Amended and Restated Articles of Incorporation of the Company, as amended *

     3.2         Amended and Restated By-Laws of the Company *

     4.1 Specimen Certificate of Common Stock of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-6694-A)) *

     5.1         Opinion of Morgan, Lewis & Bockius LLP

     23.1        Consent of Morgan, Lewis & Bockius LLP (included in
                 Exhibit 5.1)

     23.2        Consent of PricewaterhouseCoopers LLP

--------------------
*   Incorporated herein by reference.

Item 17.          Undertakings.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 8th day of March, 1999.


                                   THE PANDA PROJECT, INC.


                                   By:  /s/ STANFORD W. CRANE, JR.
                                      -------------------------------
                                         Stanford W. Crane, Jr.
                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                    Date
---------                         -----                    ----

/s/ STANFORD W. CRANE, JR.
-------------------------
Stanford W. Crane, Jr.   Chief Executive Officer,    March 8, 1999
                         President and Director
                         (Principal Executive
                         Officer)
/s/ MELISSA F. CRANE
------------------------
Melissa F. Crane         Acting Chief Financial      March 8, 1999
                         Officer (Principal
                         Financial and
                         Accounting Officer)
/s/ CLAUD L. GINGRICH
-----------------------
Claud L. Gingrich        Director                    March 8, 1999

/s/ RAO R. TUMMALA
------------------------
Rao R. Tummala           Director                    March 8, 1999

                           EXHIBIT INDEX
                           -------------

Exhibit          Description of Exhibit

5.1  --  Opinion of Morgan, Lewis & Bockius LLP

23.1 --  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2 --  Consent of PricewaterhouseCoopers LLP

                                                      Exhibit 5.1


March 9, 1999



The Panda Project, Inc.
951 Broken Sound Parkway, N.W., Suite 200
Boca Raton, Florida  33487


Re:  Public Offering of Common Stock
     Pursuant to Registration Statement on Form S-2


Ladies and Gentlemen:

We have acted as counsel to The Panda Project, Inc., a Florida corporation (the "Company"), in connection with a registration on Form S-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 1,775,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), all of which will be sold from time to time by the Selling Securityholder named in the Registration Statement on the over-the-counter market and directly through broker-dealers.

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Common Stock was validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,


                                                      Exhibit 23.2


         Consent of Independent Certified Public Accountants

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 (Registration No. 333-71229) of The Panda Project, Inc. of our report dated March 10, 1998, appearing of page F-2 of The Panda Project Inc.'s Transition Report on Form 10-K for the transition period ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, appearing on page F-25 of such Transition Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 9, 1999